Exhibit 23.8
May 8, 2026

CONSENT OF QUALIFIED PERSON

RESPEC Company, LLC (“RESPEC”), in connection with Albemarle Corporation’s Registration Statement on Form S-8 filed May 8, 2026 (the “Registration Statement”), consents to:

•the incorporation by reference of the technical report titled “Technical Report Summary Jordan Bromine Operation” (the “Jordan Bromine Technical Report Summary”), with an effective date of December 31, 2025 and dated February 5, 2026 that was prepared in accordance with Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission, filed as an exhibit to Albemarle Corporation’s Annual Report on Form 10-K filed February 11, 2026, into the Registration Statement;

•the use of and references to our name, including our status as an expert or “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission), in connection with the Registration Statement and the Jordan Bromine Technical Report Summary; and

•any extracts from or a summary of the Jordan Bromine Technical Report Summary incorporated by reference in the Registration Statement and the use of any information derived, summarized, quoted, or referenced from the Jordan Bromine Technical Report Summary or portions thereof, that was prepared by us, that we supervised the preparation of, and/or that was reviewed and approved by us, that is included or incorporated by reference in the Registration Statement.

RESPEC is responsible for authoring, and this consent pertains to, Jordan Bromine Technical Report Summary. RESPEC certifies that it has read the Registration Statement and that it fairly and accurately represents the information in the Jordan Bromine Technical Report Summary for which it is responsible.

RESPEC

By: /s/ Susan B. Patton

Name: Susan B. Patton
Title: Principal Engineer, Mining & Energy